Exhibit 21     Subsidiaries of the Registrant
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      The Company has two wholly owned nonutility investment subsidiary companies, Potomac Capital Investment Corporation and PEPCO Enterprises, Inc.,

(PEI) both of which were incorporated in Delaware in 1983.  Subsidiaries of

PEI and Columbia Gas System, Inc. have formed the Cove Point joint venture partnership discussed in Part II, Item 7, "Management's Discussion and

Analysis of Financial Condition and Results of Operations."